Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 10, 2017, except for Note 10, as to which the date is November 27, 2017, in the Registration Statement (Form S-1/A) and related Prospectus of Aerkomm Inc. for the registration of shares of its common stock.

/s/ Chen & Fan

Chen & Fan Accountancy Corporation

San Jose, California

February 2, 2018